EXHIBIT 3.2

                               RESOLUTIONS ADOPTED
                                     BY THE
                               BOARD OF DIRECTORS
                                       OF
                        SWEETWATER FINANCIAL GROUP, INC.

                                OCTOBER 21, 2003


AMENDMENT OF BYLAWS

     WHEREAS, the Board of Directors of Sweetwater Financial Group, Inc. (the "Company") has approved by unanimous written consent an amendment (the "Amendment") to the Company's Articles of Incorporation changing the name of the Company to "Georgian Bancorporation, Inc.";

     WHEREAS, the Amendment shall become effective following its filing and publication under the provisions of the Georgia Business Corporation Code (the "Code"); and

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend its bylaws to reflect such name change and the revision of the title of its President to that of Chief Executive Officer as more fully set forth below;

     NOW, THEREFORE, BE IT RESOLVED, that upon effectiveness of the Amendment under the provisions of the Code, all references to the name of the Company appearing in the Bylaws shall be changed from "Sweetwater Financial Group, Inc." to "Georgian Bancorporation, Inc."; and

     RESOLVED, that the Bylaws are hereby further amended by deleting the title "President" wherever it appears therein and substituting therefore the title "Chief Executive Officer."

     IN WITNESS WHEREOF, the Corporation has executed these Resolutions this 21st day of October, 2003.

                         SWEETWATER  FINANCIAL  GROUP,  INC.

                         By:     /s/  Gordon  R.  Teel
                            ------------------------------------

                         Name:  Gordon  R.  Teel
                         Title:  Chairman, President and Chief Executive Officer


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